LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
October 26, 2006
4:00 pm CT

Operator:

Welcome to the Endologix Third Quarter 2006 Financial Results conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session.

To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded today October 26, 2006.

I would now like to turn the conference over to Ms. Jody Cain. Please go ahead ma’am.

Jody Cain:

This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer.

Earlier this afternoon, Endologix issued a press release announcing financial results for the 2006 third quarter. If you have not received this release or if you would like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Cheryl Park.

This call is also being broadcast live over the Internet at www.endologix.com, and the replay of the call will be available on the Company’s Web site for the next 14 days.

Before we begin, I would like caution listeners that comments made by management during this conference call will include forward-looking statements within the meanings of Federal Securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with The Securities and Exchange Commission.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, October 26, 2006. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I would like to turn the call over to Paul McCormick. Paul.

Paul McCormick:

Thank you Jody and I would like to extend my thanks to each of you for joining us on today’s call.

The past few months have been exceptionally productive at Endologix. I am delighted to report that our third quarter domestic product revenue reached $3.4 million, up 21 % from the second quarter of this year.

We believe our sales growth reflects positively on the steps we are taking to accelerate domestic uptake and indicates a growing market acceptance of the Powerlink System.

Additionally, with the completion of our June financing, we are affirming our belief that our funds are sufficient to execute on our aggressive sales force build out, to support our current R&D activities, and importantly to see us through to a positive cash flow from operations.

Turning to sales and marketing, as of our next sales training on November 6, we will have 44 sales territories, which is up from the 36 we reported during our second quarter conference call. Since our August 7 training date, we have hired ten sales representatives, allowing us to open eight additional territories with the other two as replacement hires.

We are also pleased to announce the promotion of two sales representatives to Regional Sales Manager. This brings our Domestic Sales Management Team to eight regional sales managers who operate under our national sales manager. We expect to continue hiring qualified reps and are on our way to increasing our rep headcount to 45 to 50 by the end of this year.

I am also pleased to report that we have initiated a full-market release of our next generation Visiflex Delivery System for use with the Powerlink. Our decision to expand to a full-market launch ahead of our previously announced year-end timeframe was based on the strong physician feedback we have received from our limited launch. More than 250 procedures were performed with the Visiflex during our limited launch.

We are pleased that physicians are embracing the Visiflex improved catheter flexibility and features that enhance catheter visibility and facilitate smoother withdrawal in difficult anatomies. We will also introduce the Visiflex into Europe as inventories allow, providing a single delivery system for the U.S. and European markets.

In reviewing our two ongoing clinical trials, we continue enrolling patients in both studies with the Powerlink System to treat AAA patients with large diameter aortic necks. We believe that 5% to 10% of patients are currently excluded from treatment with an ELG due to aortic neck diameter.

In our 193 patient suprarenal trial, we have enrolled 144 patients as of October 20, and 35 of these have been treated with the 34 millimeter bifurcated Powerlink System. We expect that the remaining 49 patients necessary to complete this trial will be treated with a 34 millimeter bifurcated device.

In the second study, we are using a 34 millimeter proximal extension in conjunction with our FDA approved Powerlink bifurcated system. We have currently enrolled 40 of the 60 patients needed to complete this trial.

We estimate enrollment for the 34 millimeter proximal extension trial will be completed within the next three months, while the suprarenal trial will require a longer enrollment period. Each study requires patient follow-up for one year.

We are also pleased to report that long-term clinical data continues to support the benefits of the Powerlink System. Early today, the five-year follow-up data from our Powerlink pivotal trial was presented at the Transcatheter Cardiovascular Therapeutic 2006 Conference in Washington, D.C. by Dr. Rodney White, Professor of Surgery at UCLA School of Medicine and Chief of Vascular Surgery at Harbor-UCLA Medical Center.

Highlights from the follow-up data are: there were no aneurysm ruptures, no stent or graft material failures throughout the follow-up period, 97.9% of patients who are free from AAA-related mortality through the five-year follow-up, and 88.6% of patients were free from device related secondary procedures.

These superior results are based on a patient cohort having a clinical compliance rate greater than 95% at all review intervals. That means that we can account for nearly all eligible patients who were treated in our pivotal trial, even at extended time periods. We believe the superior clinical results, based on an exceptional compliance rate, will be instrumental in reassuring clinicians on the reliability of the data and the advantages of the Powerlink’s unique next generation design.

We continue to present and publish long-term core lab reviewed clinical data. This speaks to the strength of Endologix. It also continues to underscore the significant long-term benefit of the Powerlink System and reinforces our marketing message of “dependability of outcome” and “durability of design.”

With that overview, at this time I would like to ask Bob Krist to discuss our quarterly financial performance. Bob.

Bob Krist:

Thanks, Paul. Overall product revenue for the third quarter was $3.7 million, up 76% from the 2.1 million we reported for the third quarter of 2005 and up 9% sequentially from 3.4 million in the second quarter of 2006.

As Paul noted, domestic product sales increased by 21% sequentially to $3.4 million for the quarter and were up by 114% compared with 1.6 million last year. International sales for the quarter were $372,000 and were down 33% from $554,000 in last year’s third quarter.

Overall, gross margin was 60% in the third quarter of 2006. The 60% for Q3 compares with gross margin of 49% in the second quarter of this year, which included the impact of a $326,000 inventory reserve to close out the earlier limited product recall and which equaled about 10 margin points. Even with that effect added back, the sequential gross margin performance in this current quarter was up by about 1 percentage point reflecting this quarter’s favorable mix of U.S. revenue versus sales to international distributors.

Total operating expenses were $6.8 million in the quarter compared with 5.2 million in the prior year quarter. Together with stock option expense, the significant majority of this increase was in marketing and sales, which was $4 million in the current quarter when we had an average of 36 sales representatives and six managers, compared with $2.6 million in the third quarter of 2005, when we had 17 sales representatives and four managers on board.

Research, development, and clinical expenses for the quarter were $1.6 million up from 1.5 million in the third quarter of 2005 due to stock option expense.

General and administrative expenses totaled $1.2 million for the quarter, versus $1.1 million last year. Again, due to stock option expense. There has been no increase in G&A headcount from September of last year.

Total stock option expense in the quarter was $343,000 and the line item breakdown was cost of goods $4,000; R&D $92,000; sales and marketing $124,000; and G&A $123,000.

The net loss for the third quarter of 2006 was $4.2 million or 10 cents per share, which compares with a net loss of $3.7 million also 10 cents per share for the third quarter of 2005. The current quarter includes the $343,000 of stock option expense just mentioned, which equaled 1 cent per share.

For the first nine months of 2006, product revenue increased by 98% to $9.9 million from $5 million reported for the first nine months of 2005. Domestic revenue increased by $5.2 million or 167% for the nine months.

Gross profit of $5.6 million was 56% of revenue for the year to date period and this compares with $3.1 million and 60% respectively in the first nine months of 2005. The decrease in margin percentage is more than explained by the $326,000 inventory charge mentioned earlier and stock option expense.

Operating expenses for the first three quarters of this year were $19 million, up from $13.4 million last year, and again 86% of the increase was due to higher marketing and sales expense and stock option expense as mentioned earlier.

The net loss for the nine months of 2006 was $12.7 or 32 cents per share, which included $1.1 million of stock option expense equal to 3 cents per share. That compares with a net loss of $9.9 million or 30 cents per share for the same period in 2005.

At September 30, 2006, cash and marketable securities were $24.3 million. Cash used during the third quarter was $4.3 million. This included $200,000 for capital expenditures, an inventory increase of $300,000 to replace the products reserved in the June quarter, and an increase in accounts receivable of $500,000 driven by increasing sales. Accounts receivable days sales outstanding were 63 at quarter end.

With that, I will turn the call back over to Paul.

Paul McCormick:

Thanks Bob. We are delighted to report continued progress with Japanese authorities that we believe puts us on track for gaining approval of the Powerlink plate this year. The regulatory authorities from the Pharmaceutical and Medical Devices Agency of the Japanese Ministry of Health, Labour, and Welfare have conducted their GNP inspections of both Endologix’s in-house and our contract sterilization facilities. The authorities were impressed by the Endologix quality system and our manufacturing facility.

The PMDA is now adjusting its schedules for the Clinical Expert Panel meeting to be held within this year. Subject to the establishment of reimbursement levels by the Japanese regulatory authorities, we expect to begin commercial sales of the Powerlink in mid to late 2007.

Turning to the European market, our product sales for the third quarter were down from the previous quarter. Some of the decrease can be attributed to the typical holiday season in Europe. However, as we have discussed in previous calls, we walk a tightrope as it pertains to our sales and marketing efforts in Europe. The total market for ELGs is smaller, and the ASPs and the EU are lower than those in the U.S.

The financial contributions of the Company of marketing in the EU is further exacerbated by the fact that a company of our size will typically utilize a distributor for these markets based on a high cost of supporting an overseas sales force. The combination of lower hospital ASPs and a necessary distributor margin results in a realized transfer price of nearly one-third of the Powerlink price in the U.S.

At this point, our ex-U.S. sales add little to our gross margin dollars. Additionally as the Powerlink is a clinical sale, the distributor’s net realized margin is impacted by the cost associated with the need to provide clinical support. Small in-country distributors may not have the adequate clinical resources, while the large multi-national distributors are often conflicted by higher gross margins for internal products or ambivalence towards distributor products.

To this end, Endologix and Edwards Life Sciences have agreed not to renew our distributor agreement for Edwards to distribute the Powerlink in selected EU countries. This agreement is scheduled to expire at the end of 2006.

We see a good long-term opportunity for the Powerlink in Europe and this decision permits us to establish an alternative strategy for developing distribution agreements for the select countries that had been served by Edwards. We plan to make changes in modest investments to grow our EU business, and this represents a first step in that process.

Last week, we held our second Scientific Advisory Board meeting. We are extremely grateful for the ideas and feedback generated by the prestigious members of our SAB as they have helped to validate and prioritize our R&D initiatives. We shared with the SAB our significant progress on two projects presented to them earlier in the year, a SurePass Contralateral Wire System, and the Visiflex IS Delivery System.

As you know, the Powerlink system is the only FDA approved unibody ELG. The contralateral limb is deployed by pulling and removing a limb cover. In some circumstances, the operator would like to retain guidewire access through the contralateral limb for adjunctive balloon angioplasty or to deliver an extension.

The SurePass system replaces the contralateral limb wire with a hollow guidewire capable of accommodating a standard 0.014 guidewire. The operator can insert the 0.014 guidewire prior to limb deployment in order to control and maintain wire access.

This concept was enthusiastically supported by our SAB members when first presented it through initial prototypes in March of this year. Our expectations are to integrate this improvement in the first half of 2007.

The Visiflex Integrated System, or IS system, is a third-generation delivery system. It includes all of the benefits of our current Visiflex delivery catheter, will incorporate SurePass, and at the same time will eliminate the front sheet, which currently deploys the main body of the Powerlink.

The Visiflex IS design prevents the main body delivery mechanism to be completely withdrawn through the outer sheath. The outer sheath, with a hemostatic valve, remains inside the vessel acting as a large bore introducer. This makes the implant procedure even easier, eliminating catheter exchanges and permits physicians utilizing closure devices to complete the Powerlink procedure completely percutaneously. Introducing innovative new products and product enhancements are indications of our focus on keeping on the cutting edge of technology.

We continue to believe it is premature to offer guidance as we are still in the early phases of full commercial launch of the Powerlink. Our goal early next year is to begin providing financial guidance for the 2007 year.

As we discussed in past quarters, sales rep tenure is a major contributor to the sales performance, and we are again providing data points to provide a better understanding of our business. There are some modest differences in the data from what we reported on our second quarter call due to turnover in our sales force.

Each of our three longest tenured reps has been with Endologix for an average of 21 months as of July 1. Each averaged $302,000 of product revenue for the third quarter of this year, and this equals an annualized sales run rate of $1.2 million per territory. The average sales per rep were flat in sequential quarters.

Three sales representatives began the third quarter with an average of 16 months tenure, and each contributed an average of $231,000 per territory in product revenue for the third quarter. This equals an annualized sales rate of $924,000 per territory and this represents a 37% sequential sales growth.

Nine sales representatives began the third quarter with an average of ten months tenure and contributed an average of $157,000 per territory in product revenue for the third quarter. This equals an annualized sales run rate of $626,000 per territory and this represents an 18% sequential sales growth.

Finally, ten sales representatives began the third quarter with just 2.7 months tenure and contributed an average of $44,000 per territory in product revenue for the third quarter. This equals an annualized sales run rate of $176,000 per territory.

As you know, revenue is based upon product usage and when we look at our six most tenured reps, 90% of their total sales are coming from an average of six to nine hospitals in their territories. The reps are being very successful in helping physicians find a clinical role for the Powerlink in their respective practices.

As in the past, we are providing sales estimates for the current month as a gauge of our progress. We estimate October domestic sales will be in excess of $1.4 million with an additional $150,000 in international product sales.

Let me reiterate our comments made in the prior quarterly call in terms of expenses. Our manufacturing infrastructure is at a size we believe is adequate to support operations for the foreseeable future. We expect to see significant increases to support sales and marketing initiatives as we continue to build out our sales force, and we expect only modest increases in R&D and clinical expenses.

So in closing, we have made progress that is moving us closer to our objective to become a leader in the fast growing AAA market. We are aggressively building our sales force by hiring reps with a profile proven critical for success. We are sufficiently capitalized to execute our aggressive growth strategy and expect that our current funds will take us through to cash flow break even.

We are well positioned for future growth as our Powerlink provides us with a platform technology for additional large market applications, and we are looking to leverage both our technology and sales force in the future.

With that said, I would like to open the call to your questions. Operator.

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star followed by the number 1 on your telephone keypad. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the star followed by the number 2. If you are using a speakerphone, please pick up your handset before entering your request.

Again, we ask if have pressed star 1 to ask a question before this time, please press it once more to ensure you enter into the queue. One moment please for the first question.

Paul McCormick:

While we are waiting for the first question, I would like to mention that we will be presenting at the 8th Annual Rodman & Renshaw Conference in New York City on Tuesday, November 7, at 8:30 am Eastern Time. In addition, we will also be exhibiting at this year’s VEITH Conference, in New York City, being held November 16 through the 19.

Dr. Rodney White is scheduled to present long-term follow-up data from our Powerlink pivotal trial on Saturday, November 18, and Dr. Jeffrey Carpenter will be presenting the clinical results of the Powerlink in small versus large abdominal aortic aneurysms. If you are attending either of these conferences, I would welcome the opportunity to meet you in person.

Okay operator, we are ready for the first question.

Operator:

Your first question comes from the line of Caroline Corner with Montgomery & Company.

Caroline Corner:

Hi, thank you for taking my call. Good progress on the success of the market this quarter.

Going back to the sales force comments you made, you mentioned a couple of times that there has been some turnover relating to the sales force. Can you comment a little bit on that? Is there something we need to be aware of or is that all just in the normal course of business?

Paul McCormick:

It really is in the normal course of business and frankly, there has been no turnover for anyone that we wanted to keep. Frankly, we have promoted a couple of people, which opened up a couple of territories. And then there have been a handful of terminations throughout the year, so it is really more of the normal course of business Caroline.

Caroline Corner:

Okay, and then previously the sales force you said you were moving — people either, you know, have a lot of AAA experience. Has it become more difficult finding hires that are, you know, fitting into your sales force plans?

Or is it still, you know, going pretty well as far as recruiting efforts?

Paul McCormick:

I’d say it is going pretty well, although, you can’t get it in every circumstance. It is based on the markets. Over the last 16, three new hires came directly from competitive stent graft companies. Five came with some sort of significant clinical experience in their background, and the rest were the more prototypical vascular sales reps so that they are at least up the curve to some level.

Caroline Corner:

Okay, very good. And you just mentioned the VEITH symposium, can you elaborate a little bit there on what in particular we are expecting to see there. Are we going to see some kind of interim results of the two trials that are ongoing or can you talk about that at this point?

Paul McCormick:

We will have two presentations. One will be an additional presentation on the five-year data. We may be able to update that from the TCT depending if we can get the cut from our core lab. If not, it will be the five-year data.

The second is an interesting paper. An analysis that Dr. Carpenter will present looking at the Powerlink and any differences between small and large aneurysms with regard to clinical outcomes and/or economic implications, because there seems to be a growing interest to treat aneurysms at least with a minimally invasive approach at a smaller stage when the anatomies are more amenable. So it’s a very good science.

Caroline Corner:

Okay, very good. Thanks for taking my call.

Paul McCormick:

Thanks Caroline.

Operator:

Your next question comes from the line of John Putnam with Dawson James.

John Putnam:

Hey Paul. I was wondering if you might comment. You said that your six top reps get 90% of their revenues from - did you say five or six hospitals in their territories?

Paul McCormick:

Six to nine from hospitals.

John Putnam:

Oh, six to nine, I’m sorry.

Paul McCormick:

So it is really an indicator of their ability to sell deep and that is the goal. What we are trying to do is work with physicians. As you know, primarily vascular surgeons tend to be a little more conservative; don’t do as many procedures as you see people like interventional cardiologists. And so, you really have to spend time with them. And the fact that we are generating our revenue from not a large number of hospitals indicates that we are finding a role in their practice.

John Putnam:

Are the people that they are selling to primarily vascular surgeons or are there any interventional radiology people that they are selling to?

Paul McCormick:

There is probably one or two interventional cardiologists.

John Putnam:

Right.

Paul McCormick:

They will have their own practice separate from the vascular surgeon. If there is an interventional radiologist in the group, it is typically that they are working with the vascular.

John Putnam:

Okay, and of the three guys that have been there the longest, you said that their average on an annual basis is $1.2 million?

Paul McCormick:

Yes.

John Putnam:

How much higher could that go? Or are those guys kind of maxed out at $1.2?

Paul McCormick:

We do believe that they are going to be constrained by time and space, because they are at — for all of the reps — they are at all the cases. And so at this stage we think probably the top is going to be 14 to 16 cases in a given month, which means on an annualized basis it is probably close to $1.8 million. You know, $1.6 million, in that range that they will be maxed out.

As this market grows in number of procedures, we don’t expect the number of operators to grow at the same rate, and as a result, we would expect to see physicians do multiple cases in a day. That could impact productivity to a rep. And then frankly, as we have products like Visiflex coming on, which can take on a more complex anatomy or as we look further down Visiflex IS, which really opens up in a bigger percutaneous use, you could see greater productivity. But we think that right now there is probably $1.6 to $1.8 million per territory.

John Putnam:

Okay, thanks.

Paul McCormick:

You bet.

Operator:

Your next question comes from the line of Matthew Scalo with Canaccord Adams.

Matthew Scalo:

Hey Paul.

Paul McCormick:

Hey Matt, how are you?

Matthew Scalo:

Hey, good. Just going to that point as far as productivity, you know, if we looked at a normal bell-shaped curve for, you know, sales rep productivity, is $1.6 to $1.8 the average? Or are we talking that is on the higher end?

Paul McCormick:

I think that is the higher end, but I don’t think this will be a bell curve as people get out tenured when you consider, you know, only six to nine hospitals potentially, you know, or maybe ten hospitals to drive that. I don’t think you will see this as a normal bell curve.

Matthew Scalo:

I guess just moving to Edwards a little bit here. Do you expect to have a replacement by year end? I’m sorry; I missed a little bit of the call if you did mention that already.

Paul McCormick:

No, we are talking to some organizations. But I do want to remind everybody that the largest market, which is Italy, is not covered by Edwards. You know, Edwards has some select markets. And the fact of the matter is that the majority of Edwards’ product sales are to a handful of physicians with whom we are pretty well acquainted. And so those things will tend to minimize the impact.

We are talking to some organizations; we want to make sure that we have the right commitment to build this business going forward. And in support of that, we will probably bring on one to three headcount of our own in support of the distributors as well as help to focus on key opinion leaders in given countries to provide kind of a beachhead if you will.

Matthew Scalo:

Okay.     Congratulations on the five-year data as well. I’m kind of curious of that compliance rate which seemed extremely high. At what point does a compliance rate make follow on data irrelevant if you will. I mean if it falls below 80% compliance, does that make kind of any type of longer-term safety or outcome data irrelevant?

Paul McCormick:

Well there is a threshold at which the FDA will not accept it. Let’s take it in steps. There is an initial threshold at which core lab compliance you will not get approval. Then you have another level of which core lab compliance may not help you but to what extent are physicians making decisions on what they see in their own practice. And then the stronger the compliance, the stronger you can make a case for the technology.

But let us be clear, clinical data drives physicians’ usage but so does the acute event. And so our goal is not only to pursue long-term data, but the goal is to look with a critical eye at our own technology and not become complacent which has lead to things like Visiflex, which has led to things like SurePass. And then we will have Visiflex Integrated System or Visiflex IS by the second half of next year.

So you have to approach this on all fronts. And if you don’t, a company will start losing share.

Matthew Scalo:

Okay, can I assume that there have been no delivery catheter detachments with the Visiflex now?

Paul McCormick:

The issue where we had the break of the tip with the polymer core, we have not had that as a problem at all. I think we’ve solved that. We have moved to an overmolding. But it doesn’t mean that you don’t have challenging cases or withdrawal challenges, those are all part and parcel of it. But frankly, we are very excited about the Visiflex.

Matthew Scalo:

Okay, I think that is it for now and I’ll get back in queue. Thanks guys.

Paul McCormick:

Okay, thanks Matt.

Operator:

Your next question comes from the line of Jesse Cohn with Elliott and Associates.

Paul McCormick:

Hey Jesse.

Jesse Cohn:

Hey Paul, how are you?

Paul McCormick:

Fantastic.

Jesse Cohn:

That’s good to hear. It was good to see you guys at TCT and congratulations on the five-year data.

Paul McCormick:

Thanks.

Jesse Cohn:

And also on the October revenue, it sounds pretty encouraging.

Paul McCormick:

Oh, we’re very excited.

Jesse Cohn:

I guess my question is you’ve got 44 sales territories now, what is the full range of sales territories that would be appropriate for a full sales force in the United States?

Paul McCormick:

I think at this stage 45 to 50 that will give us national coverage. But then what we have to start looking at is as people become fully productive or they come up to speed, then you have to start looking at where do you expand.

There are in the neighborhood of 900 to 1000 hospitals doing these procedures at some level. And if you do the simple math, if you add ten hospitals per territory, now you would be up to 100 reps. The challenge is though, physicians are at different parts of the spectrum of openness to change and so what you want to do, as we’ve established these territories, is a give a rep an opportunity to help prioritize where those physicians are.

And then as you start getting them up to productivity, look at where can we carve out other territories particularly as you have even longer-term data, things like Visiflex, projects like SurePass which is very exciting, and Visiflex IS.

And so I think it’s fair to say we will be going to that 45 to 50 to start the year off. We are focused on getting throughput and selling deep and we are committed to becoming a cash flow positive. And so we will make our plans for further expansions as we go on.

Jesse Cohn:

That is helpful. And then my second question, my last question I guess, is with regard to Japan which looks like a pretty neat opportunity being that those competitors aren’t largely there, what kind of market is that? Is it better than Europe? I know that they haven’t had many devices there, but what kind of market do you perceive that to be?

Paul McCormick:

Our estimates from our sources and talking to our distributors, is that the potential market is about one-third the opportunity of the U.S. And so that would make it a $100 to $120 million market by 2011 or 2012 because they will be starting from zero. So we’ve identified the major center who is our PI for our study, those physicians along with a handful of other physicians who participate in the trial will get some additional training. Because as you know, once you stop enrollment in Japan you stop implanting products. So it’s very different in that respect.

So we will complete that training over the next few months, they will be prepared to begin proctoring at their own centers and then going out to build on new users from there. So it is starting from zero. It is a clinical sale that will require that ramping, but if you put it at one-third of the opportunity that would mean it could be $100 to $120 million by 2011.

And we think that the ASP — it’s unclear because reimbursement will be filed. The ASP is probably going to be greater than Europe, closer to the U.S. I’m not sure if we are going to see that two times U.S. pricing, but certainly, from a pricing and margin standpoint, it will be better for Japan than in Europe.

Jesse Cohn:

Have you mentioned who your partner is there?

Paul McCormick:

It is Cosmotec.

Jesse Cohn:

Great.     All right, well look, congratulations this is great data and the number is very exciting. So thank you very much.

Paul McCormick:

Thanks Jesse.

Operator:

Your next question is a follow-up question from the line of John Putnam with Dawson James.

John Putnam:

Yeah, thanks. Paul could you give us an update on the Medicare screening. I’ve been lead to believe that it is going to be less than everyone who enters Medicare. Is that now the case?

Paul McCormick:

It is not that everybody who comes into Medicare, it is for males, who ever smoked, and males or females who have the disease in their family history. Now the fact of the matter is that that is going to capture the vast majority of people that may have an AAA. It is not, as you know, you don’t get an abdominal aortic aneurysm in isolation; it is part of a bigger process.

And so as they enter Medicare they will be screened. They will have the opportunity to be screened for this with ultrasound. And this is a tremendous positive for this space in kind of a mid term. You will probably see some increase in cases short term, but as you know, if you are entering Medicare and you are 65 and most patients are treated 67 to 72, you are basically identifying increasing the diagnosis rate. But the dramatic increase in procedures will come slightly after that.

John Putnam:

Yeah, okay great. Thanks.

Paul McCormick:

You are welcome.

Operator:

Your next question comes from the line of Pat Pace with AIG Global Investments.

Pat Pace:

Are you there?

Paul McCormick:

Yeah, how are you?

Bob Krist:

Hello, Pat.

Pat Pace:

I’m doing well, thanks. Just a couple of questions. One, a follow-up on the European effort, probably a good idea to go it alone or maybe get a new distributor there. But having talked to your reps from Italy in the past is it fair to say that you are probably managing that effort from Italy as a bulkhead and then using some of those guys that are your thought leaders to do the rest?

Paul McCormick:

I didn’t quite — you know, in Italy we have a separate distributor.

Pat Pace:

Right.

Paul McCormick:

Okay, so that is a separate organization. And ask me that one more time. Maybe I missed something.

Pat Pace:

Well it just seemed like the people in Italy know the product very well. And it just seems, if you are not using Edwards, it just seem rational that you would either use other distributors that are, I don’t know, closely aligned or can leverage off their knowledge to penetrate the rest of Europe. I was just wondering if that was kind of your thinking.

Paul McCormick:

Yeah, the thought of us going direct, that would be a challenge. So it will probably be a little bit more modified where we will put on a distributor that has some of the relationships, but we will probably supplement our one headcount with a couple more to really focus and help on pull through. Because if you really look at it, Edwards’ business, the vast majority is a very few number of centers and these are centers that we know, we work with. As a result, we will probably try to replicate that; use those centers and those platforms to introduce the technology. It will require a little bit more of investment on our part, but we think the leverage on it is significant.

Pat Pace:

Fair enough. And also you guys have done a totally percutaneous course at least once that I’m aware of. What was the reception from that and is that a program you plan on ramping up and does that change your audience towards — I don’t know, I guess cardiologists would be more apt to look at something like that. What are your thoughts there?

Paul McCormick:

It sounds like somebody has been doing some due diligence out there.

Pat Pace:

You never know.

Paul McCormick:

You know, one of the reasons we went to the TCT was that our Visiflex catheter is much more amenable for physicians that use closure devices for large devices. And sometimes it could be cardiologists. We have a couple of vascular surgeons that want to do it. And so it’s a different approach, long-term and some other operators that want to get into this space. So I’ll leave it at that. It’s a positive and we certainly will support people and clinicians interested in utilizing the Powerlink.

Pat Pace:

Okay. Actually, which closure devices do you guys use? Do you recommend one?

Paul McCormick:

Well, we don’t recommend it. Usually it is the physician who is running the course at their comfort level. I’m not sure if I’ll identify that on this call, but you could probably call somebody at Abbott and ask what the name is.

Pat Pace:

Okay, fair enough. Thanks a bunch guys.

Paul McCormick:

All right, thanks Pat.

Operator:

Your next question is a follow-up question from the line of Caroline Corner with Montgomery & Company.

Wade King:

Hi folks, it is actually Wade. It’s hard to get a question in edgewise with Caroline around. But two things. First off, just to clarify, obviously congratulations on all of the progress.

One question on product margin, 60% obviously we are impressed with that. However, we remember last year you posted intermittently some margins that were for a period above 60%. I wish you had a little higher expectation this quarter; we were obviously just too aggressive. Is there anything that you were dealing with this quarter in particular that was particularly strange you on the product on the margin side Paul?

Bob Krist:

Well let me handle that one, Wade, if I could. This is Bob.

Wade King:

Hi, Bob.

Bob Krist:

There are two important drivers regarding the margins. You know, one is the positive and the other goes the other direction. The positive is the increasing mix of our domestic sales. In the domestic margin, it is probably three to four times higher than what we have gotten out of Europe.

And the other factor that goes the other direction is we’ve indicated in prior calls that we are now paying a significantly higher acquisition cost for the raw graft material that is one of the major elements of cost in the Powerlink system.

And so for, I’d say the last maybe quarter and a half, we have been utilizing some of that higher cost material in our production and it’s starting to impact cost of sales and starting to chip away a little bit at the margins. So we had some of that impact in the third quarter, and indeed we will probably see more of that impact in the next couple of quarters until the increasing domestic mix, the higher volumes, and some other product cost reduction initiatives begin to push the margins back up to where they are currently toward the end of ‘07.

Wade King:

Bob I was simply referring to the PTFE. Are the agreements you have in place, do they afford you some protection going forward relative to significant increases at least for the next couple of quarters? Or what is the status there?

Bob Krist:

The increase has been in place for some time in our purchases. And the agreement expires at the end of 2007, and there are no scheduled price increases between now and then. However, nor are there scheduled decreases.

Wade King:

Okay, very good. So obviously, we are very impressed with the domestic performance and the international was modest this quarter compared to some prior quarters. So if anything, it sounds like the impact of the cost to the PTFE may be masking the obviously strong ASB associated with domestic sales.

Bob Krist:

I think that’s right. Except for this impact, the margin would have been stronger in the recently completed Q3, although we still haven’t seen the full affect of this higher cost on a full quarter basis just yet.

Wade King:

Okay, thank you. And my second question relates to the Expert Panel meeting for the Shonin approval. Maybe we, once again, were just a little aggressive. We originally thought that you had a meeting scheduled for September. Did we misread that or has there been an iteration of questions back and forth between the agency and Japan as a company that resulted in that meeting being scheduled now for later this year?

Paul McCormick:

There have been questions back and forth. And then as they were looking at it, they decided to come over and do the GNP inspection. So the Japanese authorities have been over. All indications are they will have the expert panel before the end of the year. And then, based on reimbursement, we will be able to launch we think around mid 2007.

Wade King:

Okay, great gentlemen. Listen, thank you very much.

Bob Krist:

Thanks Wade.

Operator:

Once again, as a reminder, to register for a question, please press star followed by the number one on your telephone keypad.

You have no further questions.

Paul McCormick:

Okay, once again I would like to express thanks to everyone for joining us today, for your questions and for your support. We are committed to expanding the market for the Powerlink system and are investigating innovative solutions for minimally invasive AAA treatment.

If you have any additional questions, please call either Bob or me. We look forward to keeping apprised of our progress and thanks again for your interest in Endologix.

Operator:

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.